SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           _________________________


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OF 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)        March 21, 1997

                              THE ANDERSONS, INC.
             (Exact name of registrant as specified in its charter)

        OHIO                                        34-1562374
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                 Identification No.)

480 W. Dussel Drive, Maumee, Ohio                     43537
(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code (419) 893-5050

Item 5:

The following press release was issued on March 21, 1997.

                                                           The Andersons, Inc.
                                                           480 W.  Dussel Drive
                                                           P.O.  Box 119
                                                           Maumee, OH 43537

FOR IMMEDIATE RELEASE
Friday, March 21, 1997

THE ANDERSONS OPPOSED TO CBOT PROPOSAL

Maumee, Ohio, March 21, 1997 The Andersons, Inc. (Nasdaq: ANDE) today announced its opposition to the rule changes proposed by the Chicago Board of Trade
(CBOT) in the Federal Register on March 14, 1997. These proposed changes would eliminate Toledo, Ohio, as a grain delivery point for corn and soybean futures contracts.

Today there are three corn and soybean delivery locations: Toledo, St. Louis, Mo., and Chicago, Ill. A CBOT Delivery Task Force recommended modifying the delivery process by eliminating Toledo and St. Louis and adding several Illinois River barge loading facilities as new delivery points. Toledo's seven delivery elevators have served as an effective futures contract delivery point since the 1970s, and currently represent over 70 percent of the 79 million bushels of grain warehouse (delivery) space in the three existing delivery locations. Implementation of the proposed rule changes may impact the volume of grain handled by Toledo-area elevators, including The Andersons' elevators located in Toledo and Maumee, Ohio.

Last year the CBOT proposed changes that included adding Milwaukee, Wis., and the Illinois River as delivery points to satisfy futures contracts; however, the membership voted against the proposal. In December 1996, the Commodity Futures Trading Commission (CFTC) notified the CBOT that its futures contracts for corn and soybeans no longer accomplished the objectives of the Commodity Exchange Act.

A number of measures have been suggested by the CFTC to resolve concerns about the delivery process. One suggestion was to add other ports and keep Toledo as a delivery point. The delivery issue will be debated by the CBOT membership for the next three weeks. The matter is expected to be voted on by the full membership in mid-April. If the proposed rule change is approved, it will most likely not be implemented for several years.

"We feel the current proposal is being pushed through," said Mike Anderson, president and chief operating officer of The Andersons. "I do not understand the urgency to make this change on such short notice, which does not allow for adequate public debate. Making delivery solely on the Illinois River is alarming. The majority of the river facilities can only load barges, and that's a problem if the river freezes or floods, or if something happens downstream with the river locks."

Today there are various modes of conveyance and several locations for delivery, which help maintain an orderly market in the event of a natural catastrophe like the flooding of the Mississippi River in 1993. In addition, the Illinois River system predominantly serves export markets, but does not serve the much larger group of domestic consumers of the U.S. corn and soybean crops.

"One of our largest concerns is the potential for lower prices farmers may receive as a result of the change," Anderson said. The local delivery point keeps Toledo's prices more competitive and encourages convergence between the local cash values and futures prices. High local grain prices help the local economy, as hundreds of workers are employed by the Toledo-area delivery elevators and allied services.

Anderson said that he believes Toledo will remain a delivery point for wheat, even if the corn and soybean delivery is moved. Over time, Anderson believes, the rule change could hurt the company's overall business, but not materially. "Grain will still come to market and we have excellent facilities, people and marketing programs to handle it. There just may be less of it coming to Toledo."

The Andersons intends to challenge the proposed rule changes by contacting the CFTC and members of the CBOT and urges all others that are concerned about the proposed changes to do the same.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current views with respect to certain future events and the company's future financial performance. The words "believe," "expect," "anticipate," "may" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these statements, which are inherently uncertain and only reflect the company's reasonable belief as of the date of the press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Andersons, Inc. is a respected regional leader in grain merchandising.
This strong position in its basic business has allowed The Andersons to diversify into other agribusiness operations, general merchandise retailing and several other processing and manufacturing businesses. 1997 marks the company's 50th anniversary.

For further information regarding The Andersons free of charge via fax dial 1-800-PRO-INFO and enter company code ANDE.


At the Company:
Gary Smith
(419) 891-6417
At The Financial Relations Board
Marilyn Windsor
(312) 640-6692

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        The Andersons, Inc.

Date:  March 24, 1997                   By /s/Richard P. Anderson
                                           Richard P. Anderson
                                           Chairman and Chief Executive Officer